Exhibit (d)(2)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of February 1, 2008, between SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC., a Maryland corporation (the “Series”), on behalf of Seligman TargETFund 2045, Seligman TargETFund 2035, Seligman TargETFund 2025, Seligman TargETFund 2015 and Seligman TargETFund Core (each, a “Fund”) and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse each Fund’s “other expenses” to the extent set forth in the Series’ prospectuses included in the Series’ Registration Statement, dated February 1, 2008.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC.
BY: __________________ TITLE: __________________ DATE: __________________	BY: __________________ TITLE: __________________ DATE: __________________